AGREEMENT

COME NOW, Shepherd’s Finance, LLC, a Delaware limited liability company registered to do business in the state of Florida (“Lender”), and 1333 Vista Drive LLC, LLC, a Florida limited liability company (“Buyer”), who hereby state and agree as follows:

WHEREAS, Lender previously provided a first mortgage construction loan financing to Lex Partners II, LLC, a Florida limited liability company (“Lex”) , the original borrower, for that certain real property located at 1333 Vista Drive, Sarasota FL 34239, legally described per the attached Exhibit “A” (the “Vista Property”), as more fully described in the promissory note, construction loan agreement, mortgage, and other loan documents related to this Loan (the “Vista Loan”);

WHEREAS, thereafter Buyer purchased the Vista Property from Lex, and in so doing, acquired title to the Vista Property subject to the Vista Loan;

WHEREAS, the Vista Loan is in default;

WHEREAS, Buyer is desirous of deeding the Vista Property to Lender in lieu of foreclosure;

NOW, THEREFORE, the parties do hereby stipulate and agree as follows:

1.	The above recitals to this Agreement are fully incorporated herein by this reference thereto with the same force and effect as though restated herein.
2.	Buyer shall execute and deliver to Lender various other documents and agreements (the “DIL Documents”) prepared and reasonably required by the Lender to effectuate a deed in lieu of foreclosure of the Vista Property to Lender.
3.	Buyer shall execute and deliver to Lender the attached general release.
4.	Upon execution of this agreement and the DIL Documents by Buyer and delivery of same to Lender, Lender shall pay to Buyer the sum of $50,000.00.
5.	Once Lender acquires title to the Vista Property by virtue of the DIL Documents, Lender may complete construction of the single family residence being built thereon, but shall not be required to do so. Once Lender sells the Vista Property, then Lender shall pay to Buyer the first $250,000.00 in profit. Any additional profit above $250,000.00 shall be retained by Lender.
6.	Profit for the foregoing paragraph shall be calculated based on the gross sales price, less the following:
	a.	all closing and other costs associated with the deed in lieu transfer as well as any sale of the Vista Property by Lender to a third party, including but not limited to Broker fees, all sums due per the Vista Loan, including all unpaid principal, interest, late fees and all other sums due and owing,
	b.	all costs to complete construction of the single family residence on the Vista Property,
	c.	all real estate taxes for the Vista Property paid by Lender,

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d.	insurance costs of the Vista Property,
e.	maintenance and repair costs of the Vista Property and the residence being built thereon,
f.	all legal fees and costs associated with the transactions contemplated by this agreement,
g.	the sum of $50,000.00 being paid per this agreement to Buyer,
h.	the sum of $25,000.00 being paid by Lender to Lex Partners II, LLC and/or Steve Hanson in consideration of their execution and delivery of a general release in favor of Lender.
i.	all other cost or expenses not itemized above but paid or incurred by Lender that is in any way arising from or related to the transactions contemplated by this agreement, the completion of construction of the home on the Vista Property, all costs associated with ownership of the Vista Property, or the maintenance or repair of the Vista Property.

7.	In the event of an insurance claim arising from the Vista Property and payment of said claim by any insurer of the Vista Property, then the amount of any insurance proceeds paid by the insurer, whether to Lender or to any third party, shall not be calculated as part of any gross proceeds or costs for purposes of calculating the gross profit.
8.	Notwithstanding the foregoing, if Gary and Lourdes Edelen, or an entity solely owned and controlled by them, close on the purchase of the Vista Property within four months from the date of this agreement, then all profit from that sale shall be paid to Buyer even if in excess of $250,000.00.
9.	Except as provided herein, all parties hereto shall incur their own attorney’s fees and costs.
10.	This Agreement may be signed in duplicate counterpart. A copy may be relied upon as an original.
11.	This Agreement was entered into in Sarasota County, State of Florida. The exclusive jurisdiction and venue for enforcement purposes shall be the appropriate Court of Sarasota, Florida. This Agreement shall be construed under Florida law.
12.	This Agreement contains the entire agreement entered into between the parties and is entered into by the parties without reliance upon any oral or written promise, warranty, or representation other than as is expressly described herein.
13.	This Agreement may not be altered, amended, modified or otherwise changed in any respect, except in a writing executed by the parties.
14.	The failure of the Plaintiff to insist upon strict performance hereunder shall not be deemed a waiver of its rights to thereafter insist upon strict performance, nor a waiver of its right to declare a default based upon a subsequent failure to strictly perform and Plaintiff shall further not be estopped from subsequently declaring a default thereafter arising from the Plaintiff’s choice to not insist upon strict performance hereunder.
15.	In the event of any dispute arising under this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs.

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Entered into this 27th day of April, 2018 by and between:

1333 VISTA DRIVE, LLC

By:	/s/ Dennis J. Nickerson
Print Name:	Dennis J. Nickerson
Manager

SHEPHERDS’S FINANCE, LLC

By:	/s/ Daniel M. Wallach
Print Name:	Daniel M. Wallach
Manager

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